Exhibit 99.1

For Immediate Release

ORGANOVO ANNOUNCES $6.5 MILLION PRIVATE PLACEMENT TO ADVANCE 3D BIOPRINTING FOR MEDICAL APPLICATIONS

SAN DIEGO, CA – February 14, 2012 – Organovo Holdings, Inc. (OTCQB: ONVO) (“Organovo”) today announced the successful completion of a merger on February 8, 2012, with Organovo, Inc. (the “Merger”), a company focused on the development of three-dimensional bioprinting technology for research and medical applications.  Concurrent with the Merger, Organovo closed a private placement consisting of approximately 6.5 million units of its securities to qualified accredited investors, for total gross proceeds of $6.5 million.

“Organovo’s advanced bioprinting platform can replicate essential biology for research, drug discovery and development and, eventually, for therapeutic applications,” stated Keith Murphy, chief executive officer of Organovo. “We have found success in achieving early revenue through strategic collaborations, and this funding will allow us to extend the reach and uses of 3D bioprinting through growth and innovation in the coming years.”
Organovo will continue the business of Organovo Inc., headquartered in San Diego, as a wholly-owned subsidiary under the leadership of Organovo, Inc.’s current management team, headed by Chief Executive Officer Keith Murphy. In completing the Merger, Organovo issued approximately 22.4 million shares of its common stock to the holders of Organovo, Inc. common stock. The merged company will be quoted on the OTC markets and on the OTCQB under the symbol “ONVO” beginning Tuesday, February 14, 2012.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be resold absent registration under or exemption from such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About Organovo Holdings, Inc.

Organovo is a three-dimensional biology company focused on delivering breakthrough bioprinting technology and creating tissue on demand for research and medical applications. The company’s NovoGen three-dimensional bioprinting technology is a platform that works across all tissue and cell types. Organovo’s NovoGen MMX Bioprinter was selected as one of the “Best Inventions of 2010” by TIME Magazine. Organovo is helping pharmaceutical partners develop human biological disease models in three dimensions that enable therapeutic drug discovery and development. Organovo’s bioprinting technology can also be developed to create surgical tissues direct therapy. Organovo leads the way in solving complex medical research problems and building the future of medicine. For more information, please visit http://www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

Investor Contact: Barry Michaels Chief Financial Officer 858-224-1003 bmichaels@organovo.com	Media Contact: Jessica Yingling, Ph.D. Organovo Communications 858-344-8091 jyingling@organovo.com